Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mastech Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-153759) of Mastech Holdings, Inc. of our report dated March 17, 2011 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ UHY LLP
Southfield, Michigan March 17, 2011